EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:       Michael A. Jeffries
               President and Chief Executive Officer
               (602) 423-1954


                  UNISON HEALTHCARE UPDATES FINANCIAL CONDITION

Scottsdale, Arizona (February 3, 1998) - Unison HealthCare Corporation (Nasdaq:UNHC) today announced that the financial difficulties previously disclosed in its Form 10-Q for the quarter ended September 30, 1997, continue to persist despite the placement of $20 million aggregate principal amount of its 13% Senior Notes in December 1997. While the Company continues to seek ways to reduce its cost of capital and operating expenses and provide liquidity, efforts to date have not been successful.

        Mr. Michael A. Jeffries, president and chief executive officer of Unison HealthCare Corporation, said, "I want to assure our customers, suppliers, employees and lenders that we continue to work hard toward a retooling of our capital structure and operations to enable Unison to survive and eventually thrive as a health service provider. I ask for everyone's continued support, for which we are most appreciative, during this challenging time for Unison."

        Because the Company's cash flow from operations and available capital continue to be insufficient to meet its current operating expenses, lease obligations and debt service requirements, the Company remains in covenant and payment default in the terms of material operating leases and indebtedness. In the absence of obtaining additional capital or concessions, the Company will be unable to remedy the existing defaults and will experience additional defaults in the future. The Company's operating leases are subject to termination in the event of a default, and the Company's indebtedness may be accelerated in the event of continuing default. Certain lenders could foreclose on Company assets securing their indebtedness, which would include substantially all of the Company's operating assets. In January 1998, three of the Company's subsidiaries filed for Chapter 11 protection with respect to 14 of the Company's facilities with financing arrangements through Omega Healthcare Investors, Inc. (Omega). Omega has filed a suit against the Company to enforce the Company's guarantee of obligations relating to these facilities.

  In light of the foregoing, the Company may be required to seek protection under applicable reorganization laws in order to avoid or delay actions by its creditors and lessors which could materially disrupt the Company's operations.

                                     -MORE-

        Unison HealthCare Corporation is a provider of quality long-term and specialty health care services. The Company provides a broad range of health care services including nursing care, rehabilitation therapy, pharmacy and other specialized services, primarily to subacute patients. The Company currently operates 49 skilled nursing facilities and eight independent living facilities, representing 5,158 beds.

        THE STATEMENTS APPEARING ABOVE, WHICH ARE NOT HISTORICAL FACTS, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS, INCLUDING DELAYS IN OR INABILITY TO CONCLUDE TRANSACTIONS, THE ESTABLISHMENT OF COMPETING FACILITIES AND SERVICES, CANCELLATION OF LEASES OR CONTRACTS, CHANGES IN APPLICABLE LAWS AND REGULATIONS, GENERAL MARKET ACCEPTANCE OF THE COMPANY'S FACILITIES AND SERVICES, FLUCTUATIONS IN MARGINS, DEMAND FLUCTUATIONS, ACCESS TO DEBT OR EQUITY FINANCING IN LIGHT OF RECENT LOSSES AND CASH FLOW SHORT FALLS, ADVERSE UNINSURED DETERMINATIONS IN EXISTING OR FUTURE LITIGATION OR REGULATORY PROCEEDINGS AND OTHER RISKS.

                                      -END-